Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2012 SECOND QUARTER RESULTS

BERKELEY HEIGHTS, NJ – February 9, 2012 – Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three and six month periods ended December 31, 2011.

Selected highlights for the period include:

•

Increased our ability to respond to emerging market needs in the telehealth space by completing a transaction whereby ExpressMD Solutions, our former joint venture, became a wholly-owned subsidiary and we entered into a royalty-free license for the related intellectual property.

•

Commenced the training and test-in phase of our telehealth project with the U.S. Department of Veterans Affairs (VA) for the four regions designated by the VA for this project phase which follows the deployment of our supporting infrastructure at the VA location in Austin TX.

•

Expanded the sales channels for our products and services through our national reseller agreement with SHI International Corp. and our group purchasing program agreement with the Premier healthcare alliance.

Ben Benjamin, Chief Executive Officer of Authentidate, stated “We are continuing our efforts to shape our company into a premier healthcare information technology provider and believe we are well positioned for significant growth as opportunities for each of our core products and services continue to develop. With respect to our VA telehealth project, we have completed the training and test-in phase of the project in three of the four regions designated by the VA and are scheduled to complete the fourth location later this month. We have also taken initial product orders for these locations and believe we are moving closer to the growth phase of our project. We continue to work with project directors and purchasing coordinators at the VA to move our project forward as quickly as possible and have placed orders to manufacture additional product to support the VA as well as other growth opportunities in this market, including our recently announced project with Meadville Medical Center. We also believe the transaction to make ExpressMD Solutions a wholly-owned subsidiary is well timed as government healthcare reforms begin to take effect. We believe this move will allow us to increase our focus on growing our telehealth business and enable us to more effectively combine our telehealth solutions with our hospital discharge and order and referral management solutions to support emerging healthcare market trends focused on the post acute continuum of care for patients.”

Mr. Benjamin continued, “Although we are continuing to experience increased customer interest and market awareness for our products and services and have added new customer projects during the period, we are not satisfied with the pace of our revenue growth. While we continue to manage our operating expenses during these challenging economic times, we have added some additional sales and support staff during the period to help take advantage of near term opportunities. We also believe we will gain additional market traction through our new reseller arrangement with SHI and group purchasing program with Premier.

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We remain focused on driving growth for each of our core products and services and believe we will benefit as government reforms begin to take effect during 2012 and healthcare providers continue to look for ways to significantly reduce costs, shorten the length of hospital stays, reduce hospital readmissions, shift patient care towards wellness and preventative care programs and automate healthcare records and processes. As always, we will update our shareholders as opportunities in our marketplace develop.”

Revenues for the quarter ended December 31, 2011 were approximately $661,000 compared to $723,000 for the prior year period. These results reflect lower revenues from our hosted software services due primarily to the acquisition of one of our customers and the related contract expiration and lower revenues from our telehealth products and services due to the timing of product shipments. Revenues for the second quarter of fiscal 2012 were lower than the first quarter of fiscal 2012 due primarily to the timing of telehealth product shipments which offset an increase in revenues from our hosted software services for the quarter.

Net loss from continuing and discontinued operations for the quarter ended December 31, 2011 was $1,664,000, or $0.03 per share, compared to $7,275,000, or $0.16 per share, for the prior year period. The decrease in net loss for the quarter is due primarily to a payroll tax credit and lower depreciation and amortization expenses which offset lower revenues and higher selling, special shareholder meeting and stock option expenses for the period. The net loss for the prior year period also includes a loss on the sale of our German subsidiary, including a non-cash goodwill impairment charge of approximately $5.4 million.

Revenues for the six months ended December 31, 2011 were approximately $1,412,000 compared to $1,428,000 for the prior year period. These results reflect an increase in revenues from our telehealth products and services which was offset by lower revenues for our hosted software services due primarily to the contract expiration discussed above.

Net loss from continuing and discontinued operations for the six months ended December 31, 2011 was $3,579,000, or $0.08 per share, compared to $8,872,000, or $0.22 per share, for the prior year. The net loss for the current period reflects the same trends as the quarter. The net loss for the prior year period reflects the loss from discontinued operations discussed above offset in part by a gain on the sale of certain non-core assets.

At December 31, 2011, cash, cash equivalents and marketable securities amounted to approximately $2,075,000 and working capital for continuing operations was approximately $4,247,000.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Our products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Our ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system, with a web application that streamlines patient monitoring. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

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This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD is a trademark of ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

( in thousands, except per share data )	December 31, 2011 (Unaudited)	June 30, 2011

Assets
Current assets
Cash and cash equivalents	$1,865	$1,444
Restricted cash	256	256
Marketable securities	210	980
Accounts receivable, net	338	423
Inventory	4,509	4,569
Prepaid expenses and other current assets	953	557

Total current assets	8,131	8,229
Property and equipment, net	784	680
Other assets
Software development costs, net	433	695
Licenses, net	2,328	65
Other assets	1,164	1,166

Total assets	$12,840	$10,835

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,780	$3,198
Deferred revenue	104	92

Total current liabilities	3,884	3,290
Long-term deferred revenue	140	140

Total liabilities	4,024	3,430

Commitments and contingencies
Redeemable preferred stock	3,082	2,931
Shareholders’ equity
Common stock, $.001 par value; 100,000 shares authorized, 53,754 and 46,323 issued and outstanding on December 31, and June 30, 2011, respectively	54	46
Additional paid-in capital	177,805	172,786
Accumulated deficit	(172,125)	(168,358)

Total shareholders’ equity	5,734	4,474

Total liabilities, redeemable preferred stock and shareholders’ equity	$12,840	$10,835

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations Data

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share data)	2011	2010	2011	2010

Revenues
Hosted software services	$649	$698	$1,286	$1,378
Telehealth products and services	12	25	126	50

Total revenues	661	723	1,412	1,428
Operating expenses
Cost of revenues	502	531	1,050	1,056
Selling, general and administrative	1,385	1,437	3,078	2,909
Product development	209	203	417	405
Depreciation and amortization	231	284	448	566

Total operating expenses	2,327	2,455	4,993	4,936

Operating loss	(1,666)	(1,732)	(3,581)	(3,508)
Other income, net	2	—	2	365

Loss from continuing operations	(1,664)	(1,732)	(3,579)	(3,143)
Loss from discontinued operations	—	(5,543)	—	(5,729)

Net loss	$(1,664)	$(7,275)	$(3,579)	$(8,872)

Basic and diluted loss per common share
Continuing operations	$(0.03)	$(0.04)	$(0.08)	$(0.08)
Discontinued operations	—	(0.12)	—	(0.14)

Basic and diluted loss per common share	$(0.03)	$(0.16)	$(0.08)	$(0.22)

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